EXHIBIT 4.6

FIFTH AMENDMENT TO AMENDED AND RESTATED LOAN AGREEMENT

This FIFTH AMENDMENT TO AMENDED AND RESTATED LOAN AGREEMENT (the “Fifth Amendment”), dated and effective as of September 28, 2012 (the “Effective Date”), is by and among Whitney Bank, a Louisiana state chartered bank, (“Bank”), PHI Inc., formerly named Petroleum Helicopters, Inc. (hereinafter referred to as “PHI”), PHI Air Medical, L.L.C., successor to Air Evac Services, Inc., PHI Tech Services, Inc., formerly named Evangeline Airmotive, Inc., and International Helicopter Transport, Inc., (individually, collectively and interchangeably, the “Subsidiary Guarantors”).

WHEREAS, PHI, Subsidiary Guarantors and Bank entered into an Amended and Restated Loan Agreement dated as of March 31, 2008 (the “Amended and Restated Loan Agreement”) pursuant to which Bank issued a Revolving Line of Credit (as defined therein) in the amount of $50,000,000,00 to PHI, which was amended by (i) First Amendment to Amended and Restated Loan Agreement dated as of August 5, 2009 (the “First Amendment”), pursuant to which the Revolving Line of Credit was increased to $75,000,000 and the maturity thereof was extended to September 1, 2011, (ii) Second Amendment to Amended and Restated Loan Agreement dated as of September 13, 2010 (the “Second Amendment”), pursuant to which the maturity of the Revolving Line of Credit was extended to September 1, 2012, and certain covenants and terms were added, (iii) Third Amendment to Amended and Restated Loan Agreement, dated as of September 26, 2011, to which the maturity of the Revolving Line of Credit was extended to September 1, 2013, (the “Third Amendment”), and (iv) Fourth Amendment to Amended and Restated Loan Agreement, dated March 28, 2012, pursuant to which the Revolving Line of Credit was increased to $100,000,000.00 and certain covenants and terms were added, (with the Amended and Restated Loan Agreement, the First Amendment, the Second Amendment, Third Amendment and Fourth Amendment collectively referred to as the “Agreement”, as it may be amended from time to time);

WHEREAS, PHI, Subsidiary Guarantors and Bank desire to amend the Agreement to extend the maturity of the Revolving Line of Credit to September 1, 2014 and make a modification to the Fixed Charge Coverage Ratio;

NOW THEREFORE, the parties hereby agree as follows:

1. As used herein, capitalized terms not defined herein shall have the meanings attributed to them in the Agreement.

2. Section A of the Agreement is hereby amended and restated in full as follows:

A. THE LOAN OR LOANS. Provided PHI timely performs all obligations in favor of Bank contained in this Agreement and in any other agreement, whether now existing or hereafter arising:

Bank shall make available to PHI a secured revolving line of credit (the “Revolving Line of Credit”) in the principal amount of ONE HUNDRED MILLION AND NO/100 ($100,000,000.00) DOLLARS, that may be drawn upon by PHI on any business day of Bank during the period hereof until and including September 1, 2014 on at least one day’s telephonic notice to Bank. The Revolving Line of Credit shall be evidenced by a commercial note, payable to Bank (the “Note”) and shall contain additional terms and conditions and be identified with this Agreement.

A sublimit of TWENTY MILLION AND NO/100 ($20,000,000.00) DOLLARS is hereby established for the issuance of stand-by letters of credit with a maturity not exceeding that of the Note, which may be issued by Bank or any bank participating in the Revolving Line of Credit upon application by PHI. The aggregate face amount of such letters of credit shall reduce the amount that may be borrowed under the Revolving Line of Credit.

3. Section C(8) (d) of the Agreement is hereby amended and restated as follows:

(8)	Financial Covenants and Ratios.

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(d) Fixed Charge Coverage Ratio. PHI shall not at any time permit the ratio, calculated quarterly on a trailing twelve month basis over the life of the Revolving Line of Credit, of Cash Flow divided by Fixed Charges to be less than 1.10 to 1.00.

Cash Flow shall mean the consolidated net income of PHI and its subsidiaries during such period plus to the extent deducted in determining net income all provisions for any federal, state, local and/or international income taxes plus all interest, depreciation, amortization and rental or lease expenses (including any rent or other payments for capital leases and other leases) and all other non-cash items of expense of PHI and its subsidiaries during such period.

Fixed Charges shall mean during such period the sum of (i) the aggregate amount of all principal payments contractually due during such period, including any due during such period on any long term debt of PHI and its subsidiaries, (ii) all interest contractually due on any obligation of PHI and its subsidiaries, (iii) all expenses and rent owed under any lease entered into by PHI and its subsidiaries (including but not limited to capital leases), (iv) all capital expenditures incurred by PHI and its subsidiaries to maintain its assets, including all of its aircrafts (excluding all capital expenditures to acquire new aircrafts and those which are acquired as a result of the exercise of a lease purchase option of aircraft contained in any capital lease by PHI and its subsidiaries), provided however such capital expenditures shall be deemed to be not less than fifty (50%) percent of the consolidated depreciation expenses of PHI and its subsidiaries; and (v) all federal, state, local, municipal and international charges or assessments incurred against the consolidated income, revenue, or assets of PHI and its subsidiaries and shall include all income and franchise taxes.

4. In connection with the foregoing and only in connection with the foregoing, the Agreement is hereby amended, but in all other respects all of the terms and conditions of the Agreement and all collateral documents, security agreements and guaranties (the “Collateral Documents”) remain unaffected. PHI agrees that this Fifth Amendment amends, modifies and confirms the Agreement but is not a novation of any of its terms.

5. PHI and the Subsidiary Guarantors acknowledge and agree that this Fifth Amendment shall not constitute a waiver of any default(s) under the Agreement, the Collateral Documents or any documents executed in connection therewith, all of Bank’s rights and remedies being preserved and maintained. As of the Effective Date, PHI and the Subsidiary Guarantors hereby represent and warrant to Bank that (i) no default has occurred under the Agreement and there has not occurred any condition, event or act which constitutes, or with notice or lapse of time (or both) would constitute, a default under the Agreement, (ii) all representations and warranties contained in the Agreement remain true and correct and (iii) all covenants contained in the Agreement have been timely and completely performed, except as same may have been waived in writing by Bank. PHI and the Subsidiary Guarantors further acknowledge that the Collateral Documents, including but not limited to the Subsidiary Guaranties, remain in full force and effect and continue to secure the payment and performance of all obligations of PHI to Bank, including but not limited to the Revolving Line of Credit, whether presenting existing or in the future, in accordance with their terms.

6. This Fifth Amendment may be executed in two or more counterparts, and it shall not be necessary that the signatures of all parties hereto be contained on any one counterpart hereof; each counterpart shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, this Fifth Amendment is executed as of the Effective Date.

PHI, INC.		WHITNEY BANK

By:	/s/ Michael J. McCann	By:	/s/ H. Elder Gwin
	Michael J. McCann		H. Elder Gwin
Title:	Chief Financial Officer	Title:	Vice President

SUBSIDIARY GUARANTORS:

PHI Air Medical, L.L.C.

By:	/s/ Michael J. McCann
Michael J. McCann
Title:	Manager

INTERNATIONAL HELICOPTER TRANSPORT, INC.

By:	/s/ Michael J. McCann
Michael J. McCann
Title:	Vice-President

PHI TECH SERVICES, INC.

By:	/s/ Michael J. McCann
Michael J. McCann
Title:	Vice-President